Exhibit 4.1

PUBLIC SERVICE COMPANY

OF NEW HAMPSHIRE,

doing business as EVERSOURCE ENERGY,

AND

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,

Successor in interest to U.S. Bank National Association

Successor to WACHOVIA BANK, NATIONAL ASSOCIATION

and to FIRST UNION NATIONAL BANK

Formerly Known as FIRST FIDELITY BANK, NATIONAL ASSOCIATION,

NEW JERSEY

Successor to BANK OF NEW ENGLAND, NATIONAL ASSOCIATION

(Formerly Known as NEW ENGLAND MERCHANTS NATIONAL BANK)

and to

NEW BANK OF NEW ENGLAND, NATIONAL ASSOCIATION, TRUSTEE

TWENTY-Eighth SUPPLEMENTAL INDENTURE

Dated as of June 1, 2025

TO ISSUE SERIES Y

FIRST MORTGAGE BONDS

$300,000,000 First Mortgage Bonds, Series Y, due 2028

Testimonium

Signatures

Schedule A – Form of Series Y Bonds

Schedule B – Description of Certain Easements Acquired Since April 1, 2024

Acknowledgments

Endorsement

i

THIS TWENTY-EIGHTH SUPPLEMENTAL INDENTURE dated as of June 1, 2025, between PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE, doing business as Eversource Energy (with its successors and assigns, the “Company”), a corporation duly organized and existing under the laws of the State of New Hampshire, having its principal place of business at Energy Park, 780 North Commercial Street in Manchester, New Hampshire 03101, and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION (as successor in interest to U.S. Bank National Association, successor to Wachovia Bank, National Association, and by merger to First Union National Bank, formerly known as First Fidelity Bank, National Association, New Jersey, successor in trust to Bank of New England, National Association (formerly known as New England Merchants National Bank) and to New Bank of New England, National Association), said U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION being a national banking association duly organized and existing under the laws of the United States of America having a corporate trust office at One Federal Street, Boston, MA 02110 and duly authorized to execute the trusts hereof (with its successors in trust, the “Trustee”), as trustee under the First Mortgage Indenture, dated August 15, 1978 (as heretofore amended, including as amended and restated on June 1, 2011, being hereinafter generally called the “Mortgage Indenture” and, together with each and every prior indenture supplemental thereto and each and every other instrument, including this Twenty-Eighth Supplemental Indenture, supplemental to the Mortgage Indenture, as the “Indenture”).

WHEREAS, the Company has previously executed and delivered to the Trustee twenty-seven supplemental indentures which are part of the Indenture for the purposes recited therein and for the purpose of issuing bonds under the Indenture, the currently outstanding series of which are set forth in the following table:

Supplemental Indenture No.	Dated as of	Series	Series Designation	Principal Amount Authorized	Principal Amount Issued	Principal Amount Outstanding
Fourteenth	October 1, 2005	Series M	5.60% First Mortgage Bonds (Series M, due 2035)	$50,000,000	$50,000,000	$50,000,000
Twenty-Second	June 1, 2019	Series T	3.60% First Mortgage Bonds (Series T, due 2049)	$300,000,000	$300,000,000	$300,000,000
Twenty-Third	August 1, 2020	Series U	2.40% First Mortgage Bonds (Series U, due 2050)	$150,000,000	$150,000,000	$150,000,000
Twenty-Fourth	June 1, 2021	Series V	2.20% First Mortgage Bonds (Series V, due 2031)	$350,000,000	$350,000,000	$350,000,000
Twenty-Fifth	January 1, 2023	Series W	5.15% First Mortgage Bonds (Series W, due 2053)	$300,000,000	$300,000,000	$300,000,000
Twenty-Sixth	September 1, 2023	Series X	5.35% First Mortgage Bonds (Series X, due 2033)	$300,000,000	$300,000,000	$300,000,000
Twenty-Seventh	April 1, 2024	Series X	5.35% First Mortgage Bonds (Series X, due 2033)	$300,000,000	$300,000,000	$300,000,000
Total Principal Amount Outstanding:						$1,750,000,000

WHEREAS, the execution and delivery of this Twenty-Eighth Supplemental Indenture and the issue of not exceeding initially $300,000,000 in aggregate principal amount of the Company’s First Mortgage Bonds, Series Y (hereinafter generally referred to as the “Series Y Bonds” or the “bonds of Series Y”), and other necessary actions have been duly authorized by the Board of Directors of the Company;

WHEREAS, the Company proposes to execute and deliver this Twenty-Eighth Supplemental Indenture (i) to provide for the issue of the bonds of Series Y and confirm the lien of the Indenture on the property referred to below, all as permitted by Section 1301 of the Mortgage Indenture and (ii) to provide for the future amendment and restatement of the Mortgage Indenture as provided in Section 1.09 hereof;

WHEREAS, the Company has purchased, constructed or otherwise acquired certain additional property not heretofore specifically described in the Indenture but which is and is intended to be subject to the lien thereof, and proposes specifically to subject such additional property to the lien of the Indenture at this time;

WHEREAS, all acts and things necessary to make the initial issue of the Series Y Bonds, when executed by the Company and authenticated by the Trustee and delivered as in the Mortgage Indenture provided, the legal, valid and binding obligations of the Company according to their terms and to make this Twenty-Eighth Supplemental Indenture a legal, valid and binding instrument for the security of the bonds, in accordance with its and their terms, have been done and performed, and the execution and delivery of this Twenty-Eighth Supplemental Indenture has in all respects been duly authorized;

NOW, THEREFORE, in consideration of the premises, and of the acceptance of said Series Y Bonds by the holder thereof, and of the sum of $1.00 duly paid by the Trustee to the Company, and of other good and valuable considerations, the receipt whereof is hereby acknowledged, and in confirmation of and supplementing the Mortgage Indenture as previously supplemented, amended and restated by said twenty-seven preceding supplemental indentures, and in performance of and compliance with the provisions thereof, said Public Service Company of New Hampshire, doing business as Eversource Energy, by these presents, does give, grant, bargain, sell, transfer, assign, pledge, mortgage and convey unto U.S. Bank Trust Company, National Association, as Trustee, as provided in the Mortgage Indenture, as previously supplemented, amended and restated and as supplemented by this Twenty-Eighth Supplemental Indenture, and its successor or successors in the trust thereby and hereby created, and its and their assigns, (a) all and singular the property, and rights and interests in property, described in the Mortgage Indenture and the twenty-seven preceding supplemental indentures and thereby conveyed, pledged, assigned, transferred and mortgaged, or intended so to be (said descriptions in said Mortgage Indenture being hereby made a part hereof to the same extent as if set forth herein at length), whether then or now owned or thereafter or hereafter acquired, except such of said properties or interests therein as may have been released or sold or disposed of in whole or in part as permitted by the provisions of the Mortgage Indenture, and (b) also, but without in any way limiting the generality of the foregoing, all the right, title and interest of the Company, now owned or hereafter acquired, in and to the rights, titles, interests and properties described or referred to in Schedule B hereto attached and hereby made a part hereof as fully as if set forth herein at length, in all cases not specifically reserved, excepted and excluded; the foregoing property, and rights and interests in property, being located in the following listed municipalities in New Hampshire and unincorporated areas in Coos County, New Hampshire, Oxford and York counties in the State of Maine, as well as in various municipalities in the State of Vermont, including the towns of Concord, Vermont and Waterford, Vermont, and elsewhere:

BELKNAP COUNTY — Alton, Barnstead, Belmont, Center Harbor, Gilford, Gilmanton, Laconia, Meredith, New Hampton, Sanbornton, Tilton;

CARROLL COUNTY — Albany, Brookfield, Chatham, Conway, Eaton, Effingham, Freedom, Madison, Moultonboro, Ossipee, Sandwich, Tamworth, Tuftonboro, Wakefield, Wolfeboro;

CHESHIRE COUNTY — Alstead, Chesterfield, Dublin, Fitzwilliam, Gilsum, Harrisville, Hinsdale, Jaffrey, Keene, Marlborough, Marlow, Nelson, Richmond, Rindge, Roxbury, Stoddard, Sullivan, Surry, Swanzey, Troy, Westmoreland, Winchester;

COOS COUNTY — Bean’s Grant, Berlin, Cambridge, Carroll, Chandler’s Purchase, Clarksville, Colebrook, Columbia, Crawford’s Purchase, Dalton, Dummer, Errol, Gorham, Green’s Grant, Jefferson, Lancaster, Martin’s Location, Milan, Millsfield, Northumberland, Pinkham’s Grant, Pittsburg, Randolph, Shelburne, Stark, Stewartstown, Stratford, Success, Thompson & Meserve’s Purchase, Wentworth’s Location, Whitefield;

GRAFTON COUNTY — Alexandria, Ashland, Bath, Bethlehem, Bridgewater, Bristol, Campton, Easton, Enfield, Franconia, Grafton, Hanover, Haverhill, Hebron, Holderness, Landaff, Lincoln, Lisbon, Littleton, Lyman, Lyme, Orange, Orford, Piermont, Plymouth, Rumney, Sugar Hill, Thornton, Woodstock;

HILLSBOROUGH COUNTY — Amherst, Antrim, Bedford, Bennington, Brookline, Deering, Francestown, Goffstown, Greenfield, Greenville, Hancock, Hillsborough, Hollis, Hudson, Litchfield, Lyndeborough, Manchester, Mason, Merrimack, Milford, Mont Vernon, Nashua, New Boston, New Ipswich, Pelham, Peterborough, Sharon, Temple, Weare, Wilton, Windsor;

MERRIMACK COUNTY — Allenstown, Andover, Boscawen, Bow, Bradford, Canterbury, Chichester, Concord, Danbury, Dunbarton, Epsom, Franklin, Henniker, Hill, Hooksett, Hopkinton, Loudon, Newbury, New London, Northfield, Pembroke, Pittsfield, Salisbury, Sutton, Warner, Webster, Wilmot;

ROCKINGHAM COUNTY — Auburn, Atkinson, Brentwood, Candia, Chester, Danville, Deerfield, Derry, East Kingston, Epping, Exeter, Fremont, Greenland, Hampstead, Hampton, Hampton Falls, Kensington, Kingston, Londonderry, New Castle, Newfields, Newington, Newmarket, Newton, North Hampton, Northwood, Nottingham, Portsmouth, Raymond, Rye, Sandown, Seabrook, South Hampton, Stratham, Windham;

STRAFFORD COUNTY — Barrington, Dover, Durham, Farmington, Lee, Madbury, Middleton, Milton, New Durham, Rochester, Rollinsford, Somersworth, Strafford;

SULLIVAN COUNTY — Charlestown, Claremont, Cornish, Croydon, Goshen, Grantham, Lempster, Newport, North Charleston, Plainfield, Springfield, Sunapee, Unity, Washington;

SUBJECT, HOWEVER, as to all of the foregoing, to the specific rights, privileges, liens, encumbrances, restrictions, conditions, limitations, covenants, interests, reservations, exceptions and otherwise as provided in the Mortgage Indenture, and in the descriptions in the schedules thereto and hereto and in the deeds or grants in said schedules referred to;

BUT SPECIFICALLY RESERVING, EXCEPTING AND EXCLUDING (as the same are reserved, excepted and excluded from the lien of the Mortgage Indenture) from this instrument and the grant, conveyance, mortgage, transfer and assignment herein contained, all right, title and interest of the Company, now owned or hereafter acquired, in and to the properties and rights specified in subclauses (a) to (m), both inclusive, of the paragraph beginning “BUT SPECIFICALLY RESERVING, EXCEPTING AND EXCLUDING...” which paragraph is part of the granting clauses of the Mortgage Indenture;

TO HAVE AND TO HOLD all said plant, premises, property, franchises and rights hereby conveyed, assigned, pledged or mortgaged, or intended so to be, unto the Trustee, its successor or successors in trust, and to its and their assigns forever;

BUT IN TRUST, NEVERTHELESS, with power of sale, for the equal pro rata benefit, security and protection of the owners of the bonds without any preference, priority or distinction whatever of any one bond over any other bond by reason of priority in the issue, sale or negotiation thereof, or otherwise;

PROVIDED, HOWEVER, and these presents are upon the condition, that if the Company shall pay or cause to be paid or make appropriate provision for the payment unto the holders of the bonds of the principal, premium, if any, and interest to become due thereon at the times and in the manner stipulated therein, and shall keep, perform and observe all and singular the covenants, agreements and provisions in the Indenture expressed to be kept, performed and observed by or on the part of the Company, then the Indenture and the estate and rights thereby and hereby granted shall, pursuant and subject to the provisions of Article 8 of the Mortgage Indenture, cease, determine and be void, but otherwise shall be and remain in full force and effect.

AND IT IS HEREBY COVENANTED, DECLARED AND AGREED, upon the trusts and for the purposes aforesaid, as set forth in the following covenants, agreements, conditions and provisions:

Article 1
SERIES Y BONDS

Section 1.01               Designation; Amount. The bonds of Series Y shall be designated “First Mortgage Bonds, Series Y, due 2028” and shall initially be authenticated in the aggregate principal amount of Three Hundred Million Dollars ($300,000,000). The initial issue of the bonds of Series Y may be effected upon compliance with the applicable provisions of the Mortgage Indenture. Additional bonds of Series Y, without limitation as to amount, having the same terms and conditions as the bonds of Series Y (except for the date of original issuance, the offering price date and, if applicable, the initial interest payment date) may also be issued by the Company without the consent of the holders of the bonds of Series Y, pursuant to a separate supplemental indenture related thereto. Such additional bonds of Series Y shall be part of the same series as the bonds of Series Y. The Trustee shall authenticate and deliver such additional bonds of Series Y at any time upon application by the Company and compliance with the applicable provisions of the Indenture.

Section 1.02               Form of Series Y Bonds; Global Security; Depository for Global Securities. The Series Y Bonds shall be issued only in fully registered form without coupons in minimum denominations of Two Thousand Dollars ($2,000) and integral multiples of One Thousand Dollars ($1,000).

The Series Y Bonds shall be initially represented by one or more global securities (the “Global Securities”). Each Global Security will be deposited with, or on behalf of, The Depository Trust Company, as depository (“DTC”), and registered in the name of Cede & Co., a nominee of DTC.

The Series Y Bonds shall be in substantially the form set forth in Schedule A attached hereto. The terms of the Series Y Bonds contained in such form are hereby incorporated herein by reference as though fully set forth in this place and are made a part of this Twenty-Eighth Supplemental Indenture.

Section 1.03              Provisions of Series Y Bonds: Interest Accrual. The Series Y Bonds shall mature on July 1, 2028 and shall bear interest at the rate of 4.40% per year, payable semiannually in arrears on January 1 and July 1 of each year (each, an “Interest Payment Date”) (with the first Interest Payment Date to be January 1, 2026), with the final Interest Payment Date being July 1, 2028, until the Company’s obligation in respect of the principal thereof shall be discharged. The Series Y Bonds shall be dated the date of authentication thereof by the Trustee and shall bear interest on the principal amount from, and including, the date of original issuance to, and excluding, the first Interest Payment Date and then from, and including, the immediately preceding Interest Payment Date to which interest has been paid or duly provided for to, but excluding, the next Interest Payment Date or the maturity date, as the case may be. Interest on the Series Y Bonds will be computed on the basis of a 360-day year of twelve 30-day months and, with respect to any period less than a full month, on the basis of actual number of days elapsed in such period. For example, the interest for a period running from the 15th day of one month to the 15th day of the next month would be calculated on the basis of one 30-day month.

The Series Y Bonds shall be payable both as to principal and interest at the corporate trust office of the Trustee at U.S. Bank Trust Company, National Association in Boston, Massachusetts or the corporate trust office of its successors, in any coin or currency of the United States of America which at the time of payment is legal tender for the payment of public and private debts. The interest on the Series Y Bonds shall be payable without presentation, and only to or upon the person in whose name the Series Y Bonds are registered on any record date. “Record date” with respect to any Interest Payment Date means the June 15 or December 15, as the case may be, next preceding such Interest Payment Date, or, if such June 15 or December 15 shall be a legal holiday or a day on which banking institutions are authorize pursuant to law to close and on which the corporate trust offices of the Trustee in Minnesota or Boston are not open for business, the next preceding day which shall not be a legal holiday or a day on which such institutions are so authorized to close. The Series Y Bonds shall be callable for redemption in whole or in part according to the terms and provisions provided in Section 1.05 below.

The Company has initially designated DTC as the depository for the Series Y Bonds. For as long as the Series Y Bonds or any portion thereof are in the form of a Global Security, and notwithstanding the previous paragraph, all payments of interest, principal and other amounts in respect of the Series Y Bonds shall be made to DTC or its nominee in accordance with its applicable policies and procedures, in the coin or currency specified above. So long as the Series Y Bonds are in the form of a Global Security, neither the Company nor the Trustee shall have any responsibility with respect to the policies and procedures of DTC, or any successor depository, or for any notices or other communications among DTC, its direct and indirect participants or beneficial owners of the Series Y Bonds.

Section 1.04              Transfer and Exchange of Series Y Bonds. So long as the Series Y Bonds are in the form of Global Securities, the Series Y Bonds may not be transferred except as a whole (1) by DTC to a nominee of DTC or (2) by a nominee of DTC to DTC or another nominee of DTC or (3) by DTC or any such nominee to a successor of DTC or a nominee of such successor. If (1) DTC is at any time unwilling or unable to continue as depository and a successor depository is not appointed by the Company within ninety days or (2) there shall have occurred and be continuing after any applicable grace periods an Event of Default under the Indenture with respect to the Series Y Bonds represented by such Global Security, the Company will issue certificated Series Y Bonds in definitive registered form in exchange for the Global Securities.

The Company may at any time and in its sole discretion determine not to have any Series Y Bonds in registered form represented by one or more Global Securities and, in such event, will issue certificated bonds in definitive form in exchange for the Global Securities representing the Series Y Bonds. In any such instance, an owner of a beneficial interest in the Global Securities will be entitled to physical delivery in definitive form of certificated bonds represented by the Global Securities equal in principal amount to such beneficial interest and to have such certificated bonds registered in its name.

In the event certificated bonds are issued in exchange for the Global Securities, the Series Y Bonds may be surrendered for registration of transfer as provided in Section 305 of the Indenture at the corporate trust office of the Trustee at U.S. Bank Trust Company, National Association in Boston, Massachusetts or the corporate trust offices of its successors, and may be surrendered at said office for exchange for a like aggregate principal amount of Series Y Bonds of other authorized denominations. No charge, except for taxes or other governmental charges, shall be made by the Company for any registration of transfer of Series Y Bonds or for the exchange of any Series Y Bonds for such bonds of other authorized denominations.

Section 1.05               Redemption of the Series Y Bonds. Prior to the maturity date of the Series Y Bonds, the Company may redeem the Series Y Bonds at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount of the Series Y Bonds to be redeemed and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined herein) plus 10 basis points less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the Series Y Bonds to be redeemed,

plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

Section 1.06               Definitions Applicable to Redemption Provisions. The terms which follow, when used in this Twenty-Eighth Supplemental Indenture, shall have the following meanings:

“Treasury Rate” means, with respect to any redemption date, yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the maturity date of the Series Y Bonds (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the maturity date of the Series Y Bonds on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 TCM is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the maturity date of the Series Y Bonds. If there is no United States Treasury security maturing on the maturity date of the Series Y Bonds but there are two or more United States Treasury securities with a maturity date equally distant from the maturity date of the Series Y Bonds, one with a maturity date preceding the maturity date of the Series Y Bonds, and one with a maturity date following the maturity date of the Series Y Bonds the Company shall select the United States Treasury security with a maturity date preceding the maturity date of the Series Y Bonds. If there are two or more United States Treasury securities maturing on the maturity date of the Series Y Bonds or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error. The Trustee shall have no responsibility to calculate the redemption price.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of bonds to be redeemed.

In the case of a partial redemption, selection of the Series Y Bonds for redemption will be made by or pursuant to the applicable depositary’s procedures. No bonds of a principal amount of $2,000 or less will be redeemed in part. If any Series Y Bond is to be redeemed in part only, the notice of redemption that relates to the Series Y Bond will state the portion of the principal amount of the Series Y Bond to be redeemed. A new Series Y Bond in a principal amount equal to the unredeemed portion of the Series Y Bond will be issued in the name of the holder of the Series Y Bond upon surrender for cancellation of the original Series Y Bond. For so long as the Series Y Bonds are held by DTC (or another depositary), the redemption of the Series Y Bonds shall be done in accordance with the policies and procedures of the depositary.

On and after the redemption date interest will cease to accrue on the Series Y Bonds or portions thereof called for redemption. Prior to any redemption date, the Company is required to deposit with a paying agent money sufficient to pay the redemption price of and accrued interest on the Series Y Bonds to be redeemed on such date.

Any redemption may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, the completion or occurrence of a related transaction or event, as the case may be, and any notice of redemption made in connection with a related transaction or event may, at the Company’s discretion, be given prior to the completion or the occurrence thereof. If such redemption is subject to satisfaction of one or more conditions precedent, such notice will describe each such condition, and if applicable, will state that, at the Company’s discretion, the redemption date may be delayed until such time (including more than 60 days after the date the notice of redemption was mailed or delivered, including by electronic transmission) as any or all such conditions are satisfied (or waived by the Company in its sole discretion), or that such redemption may not occur and such notice may be rescinded in the event that any or all such conditions are not satisfied (or waived by the Company in its sole discretion) by the redemption date, or by the redemption date as so delayed, or that such notice may be rescinded at any time in the Company’s discretion if in its good faith judgment any or all of such conditions will not be satisfied. If any such condition precedent has not been satisfied, the Company shall provide written notice to the Trustee prior to the close of business on the second business day prior to the redemption date. Upon receipt of such notice, the notice of redemption shall be rescinded or delayed, and the redemption of the Series Y Bonds shall be rescinded or delayed as provided in such notice.

Section 1.07              Effect of Event of Default. If an Event of Default shall have occurred and be continuing, the principal of the Series Y Bonds may be declared due and payable in the manner and with the effect provided in the Indenture.

Section 1.08              Payment Date Not a Business Day. If any Redemption Date, any Interest Payment Date or the maturity date for principal, premium or interest with respect to the Series Y Bonds shall be (i) a Sunday or a legal holiday, or (ii) a day on which banking institutions are authorized pursuant to law to close and on which the corporate trust offices of the Trustee in Minnesota or Massachusetts are not open for business, then the payment thereof may be made on the next succeeding day not a day specified in (i) or (ii) with the same force and effect as if made on the specified payment date and no interest shall accrue for the period after the specified payment date.

Section 1.09              Consent to Amendment and Restatement of Mortgage Indenture. Each holder of a Series Y Bond, solely by virtue of its acquisition thereof, including as an owner of a book-entry interest therein, shall have and be deemed to have consented, without the need for any further action or consent by such holder, to the amendment and restatement of the Mortgage Indenture in substantially the form set forth in Schedule C appended to the Eighteenth Supplemental Indenture dated as of May 1, 2011, and all amendments and Supplemental Indentures thereto.

Article 2
MISCELLANEOUS PROVISIONS

Section 2.01               Recitals. The recitals in this Twenty-Eighth Supplemental Indenture shall be taken as recitals by the Company alone, and shall not be considered as made by or as imposing any obligation or liability upon the Trustee, nor shall the Trustee be held responsible for the legality or validity of this Twenty-Eighth Supplemental Indenture, and the Trustee makes no covenants or representations, and shall not be responsible, as to or for the effect, authorization, execution, delivery or recording of this Twenty-Eighth Supplemental Indenture, except as expressly set forth in the Mortgage Indenture. The Trustee shall not be taken impliedly to waive by this Twenty-Eighth Supplemental Indenture any right it would otherwise have.

Section 2.02               Benefits of Twenty-Eighth Supplemental Indenture. Nothing in this Twenty-Eighth Supplemental Indenture, expressed or implied, is intended or shall be construed to confer upon, or give to, any person, firm or corporation, other than the parties hereto and the holders of the Series Y Bonds, any right, remedy or claim under or by reason of the Indenture or any covenant, condition or stipulation thereof; and the covenants, stipulations and agreements in the Indenture contained are and shall be for the sole and exclusive benefit of the parties hereto, their successors and assigns, and holders of the bonds.

Section 2.03               Effect of Twenty-Eighth Supplemental Indenture. This Twenty-Eighth Supplemental Indenture is executed, shall be construed as and is expressly stated to be an indenture supplemental to the Mortgage Indenture and shall form a part of the Indenture; and the Mortgage Indenture, as supplemented and amended by this Twenty-Eighth Supplemental Indenture, is hereby confirmed and adopted by the Company as its obligation. All terms used in this Twenty-Eighth Supplemental Indenture shall be taken to have the meaning specified in the Mortgage Indenture, except in cases where the context clearly indicates otherwise.

Section 2.04              Termination. This Twenty-Eighth Supplemental Indenture shall become void when the Indenture shall be void.

Section 2.05               Trust Indenture Act. If and to the extent that any provision of this Twenty-Eighth Supplemental Indenture limits, qualifies or conflicts with any of the applicable provisions of Sections 310 to 317, inclusive, of the Trust Indenture Act of 1939, as amended, such required provision shall control.

Section 2.06               Counterparts. This Twenty-Eighth Supplemental Indenture may be simultaneously executed in any number of counterparts, each of which shall be deemed an original; and all said counterparts executed and delivered, each as an original, shall constitute but one and the same instrument, which shall for all purposes be sufficiently evidenced by any such original counterpart.

Section 2.07               Notices. Any notice to the Trustee under any provision of this Twenty-Eighth Supplemental Indenture shall be sufficiently given if served personally upon a responsible officer of the Trustee or mailed by registered or certified mail, postage prepaid, addressed to the Trustee at its corporate trust office, which is U.S. Bank Trust Company, National Association, One Federal Street, Boston Massachusetts 02110 as of the date hereof. The Trustee shall notify the Company from time to time of any change in the address of its corporate trust office.

Section 2.08               Definitions. Except to the extent otherwise defined herein, the use of the terms and expressions herein is in accordance with the definitions, uses and construction contained in the Mortgage Indenture and the form of Series Y Bond attached hereto as Schedule A.

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IN WITNESS WHEREOF, PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE, doing business as EVERSOURCE ENERGY, has caused this instrument to be executed and its corporate seal to be hereto affixed, by its officers, thereunto duly authorized, and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION has caused this instrument to be executed by its officers thereunto duly authorized, all effective as of the day and year first above written and actually executed on the date of acknowledgement indicated below.

PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE, doing business as EVERSOURCE ENERGY

By:	/s/ Emilie G. O’Neil
Emilie G. O’Neil
Assistant Treasurer-Corporate Finance and Cash Management

CORPORATE SEAL

Attest:

/s/ Florence J. Iacono
Florence J. Iacono
Secretary

COMMONWEALTH OF MASSACHUSETTS	)
	)	ss: Norfolk
COUNTY OF NORFOLK	)

Then personally appeared before me Emilie G. O’Neil, Assistant Treasurer-Corporate Finance and Cash Management, and Florence J. Iacono, Secretary, of Public Service Company of New Hampshire, doing business as Eversource Energy, a New Hampshire corporation, and severally acknowledged the foregoing instrument to be their free act and deed in their said capacities and the free act and deed of said corporation.

Witness my hand and notarial seal this 5th day of June, 2025, at Westwood, Massachusetts.

Name:	/s/ Paula M. Guerard
Notary Public: Paula M. Guerard
My Commission Expires: 12/16/27

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION
as Trustee as aforesaid

By:	/s/ Ivy L. Wegener
Ivy L. Wegener
Vice President

Attest:

/s/ David Doucette
Name: David Doucette
Title: Vice President

COMMONWEALTH OF MASSACHUSETTS	)
	)	ss: Suffolk
COUNTY OF SUFFOLK	)

Then personally appeared before me, Ivy L. Wegener, Vice President of U.S. Bank Trust Company, National Association, a national banking association, and acknowledged the foregoing instrument to be his/her free act and deed in his/her said capacity and the free act and deed of said association.

Witness my hand and notarial seal this 9th day of June, 2025, at Hartford, Massachusetts.

Name:	/s/ Steven J. Gomes
Notary Public
My Commission Expires 4/6/29

SCHEDULE A
[FORM OF FACE OF SERIES Y BONDS]

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE OF A DEPOSITORY. THIS SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITORY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND HEREIN, AND NO TRANSFER OF THIS SECURITY (OTHER THAN A TRANSFER OF THIS SECURITY AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY) MAY BE REGISTERED EXCEPT IN LIMITED CIRCUMSTANCES.

Unless this Global Security is presented by an authorized representative of The Depository Trust Company, a New York corporation (“DTC”), to Public Service Company of New Hampshire, doing business as Eversource Energy, or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE,

doing business as EVERSOURCE ENERGY,

FIRST MORTGAGE BOND, SERIES Y

PRINCIPAL DUE 2028

CUSIP No. 744538 AH2

No. 1	$300,000,000

FOR VALUE RECEIVED, PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE, doing business as Eversource Energy, a corporation organized and existing under the laws of the State of New Hampshire (hereinafter called the “Company”, which term includes any successor corporation under the Indenture), hereby promises to pay to Cede & Co., or registered assigns, subject to the conditions set forth herein, the principal sum of Three Hundred Million Dollars ($300,000,000), on July 1, 2028, and to pay interest on said sum semiannually in arrears, on January 1 and July 1 in each year (each, an “Interest Payment Date”) with the first Interest Payment Date being January 1, 2026, and the final Interest Payment Date being July 1, 2028, at the rate of 4.40% per annum, until the Company’s obligation with respect to said principal sum shall be paid or made available for payment.

This Series Y Bond shall bear interest as aforesaid from, and including, the date of original issuance to, and excluding, the first Interest Payment Date and then from, and including, the immediately preceding Interest Payment Date to which interest has been paid or duly provided for to, but excluding, the next Interest Payment Date or the maturity date, as the case may be. The amount of interest payable will be computed on the basis of a 360-day year consisting of twelve 30-day months and, with respect to any period less than a full month, on the basis of actual number of days elapsed in such period. For example, the interest for a period running from the 15th day of one month to the 15th day of the next month would be calculated on the basis of one 30-day month.

In any case where any Interest Payment Date, the maturity date or any Redemption Date is not a Business Day, then payment of principal and interest, if any, or principal and premium, if any, payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), in each case with the same force and effect as if made on such date. A “Business Day” shall mean any day, except a (i) Sunday or a legal holiday, or (ii) a day on which banking institutions are authorized pursuant to law to close and on which the corporate trust offices of the Trustee in Minnesota or Massachusetts are not open for business.

Payment of the principal of and any interest on this Series Y Bond will be made at the corporate trust office of the Trustee at U.S. Bank Trust Company, National Association in Boston, Massachusetts or the corporate trust office of its successors, in any coin or currency of the United States of America which at the time of payment is legal tender for the payment of public and private debts. The interest on this Series Y Bond shall be payable without presentation, and only to or upon the person in whose name the Series Y Bonds are registered on any record date. “Record date” with respect to any Interest Payment Date means the June 15 or December 15, as the case may be, next preceding such Interest Payment Date, or, if such June 15 or December 15 shall be a legal holiday or a day on which banking institutions are authorize pursuant to law to close and on which the corporate trust offices of the Trustee in Minnesota or Massachusetts are not open for business, the next preceding day which shall not be a legal holiday or a day on which such institutions are so authorized to close.

Reference is hereby made to the further provisions of this Series Y Bond set forth on the reverse hereof, including without limitation provisions in regard to the redemption and the registration of transfer and exchangeability of this Series Y Bond, and such further provisions shall for all purposes have the same effect as though fully set forth in this place.

As set forth in the Supplemental Indenture establishing the terms and series of the Bonds of this series, each holder of a Series Y Bond, solely by virtue of its acquisition thereof, including as an owner of a book-entry interest therein, shall have and be deemed to have consented, without the need for any further action or consent by such holder, to the amendment and restatement of the Mortgage Indenture in substantially the form set forth in Schedule C appended to the Eighteenth Supplemental Indenture dated as of May 1, 2011.

This Series Y Bond shall not become or be valid or obligatory until the certificate of authentication hereon shall have been signed by U.S. Bank Trust Company, National Association (hereinafter with its successors as defined in the Indenture (as defined on the reverse hereof), generally called the Trustee), or by such a successor.

IN WITNESS WHEREOF, Public Service Company of New Hampshire, doing business as Eversource Energy, has caused this Series Y Bond to be executed in its corporate name and on its behalf by its Assistant Treasurer-Corporate Finance and Cash Management by her signature or a facsimile thereof, and its corporate seal to be affixed or imprinted hereon and attested by the manual or facsimile signature of its Secretary.

Dated as of ____________________________

PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE,
doing business as EVERSOURCE ENERGY

By:
Emilie G. O’Neil
Assistant Treasurer-Corporate Finance and Cash Management

Attest:

Florence J. Iacono
Secretary

[FORM OF TRUSTEE’S CERTIFICATE]

This Series Y Bond is one of the bonds described in the within mentioned Indenture.

U.S. BANK TRUST COMPANY, NATIONAL
ASSOCIATION, TRUSTEE

By:
Name:
Title: Authorized Signatory

[FORM OF REVERSE OF SERIES Y BOND]

PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE,

doing business as EVERSOURCE ENERGY,

First Mortgage Bond, Series Y, due 2028

This Series Y Bond is one of a series of bonds known as the “First Mortgage Bonds, Series Y, due 2028” of the Company, initially limited to Three Hundred Million Dollars ($300,000,000) in aggregate principal amount, and issued under and pursuant to a First Mortgage Indenture between the Company and U.S. Bank Trust Company, National Association as successor in interest to U.S. Bank National Association, successor to Wachovia Bank, National Association and by merger to First Union National Bank, formerly known as First Fidelity Bank, National Association, New Jersey, successor to Bank of New England, National Association (formerly known as New England Merchants National Bank), and to New Bank of New England, National Association, as Trustee, dated as of August 15, 1978, as amended, and pursuant to which U.S. Bank Trust Company, National Association is now Successor Trustee (said First Mortgage Indenture as amended and restated on June 1, 2011, being hereinafter generally called the “Mortgage Indenture” and, together with each and every prior indenture supplemental thereto and each and every other instrument, including the Twenty-Eighth Supplemental Indenture, dated as of June 1, 2025, supplemental to the Mortgage Indenture, as the “Indenture”) and together with all bonds of all series now outstanding or hereafter issued under the Indenture being equally and ratably secured (except as any sinking or other analogous fund, established in accordance with the provisions of the Indenture, may afford additional security for the bonds of any particular series) by the Indenture, to which Indenture (executed counterparts of which are on file at the corporate trust office of the Trustee in Boston, Massachusetts) reference is hereby made for a description of the nature and extent of the security, the rights thereunder of the holders of bonds issued and to be issued thereunder, the rights, duties and immunities thereunder of the Trustee, the rights and obligations thereunder of the Company, and the terms and conditions upon which Bonds of this series, and bonds of other series, are issued and are to be issued; but neither the foregoing reference to the Indenture nor any provision of this Series Y Bond or of the Indenture shall affect or impair the obligation of the Company, which is absolute, unconditional and unalterable, to pay at the maturities herein provided the principal of and interest on this Series Y Bond as herein provided.

The Series Y Bonds shall be initially issued in the form of one or more global securities (the “Global Securities”). Each Global Security will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co., a nominee of DTC. For as long as this Series Y Bond or any portion hereof is in the form of a Global Security, and notwithstanding anything else contained in this Series Y Bond, all payments of interest, principal and other amounts in respect of this Series Y Bond shall be made to DTC or its nominee in accordance with its applicable policies and procedures, in the coin or currency specified above.

In the event certificated bonds in definitive form are issued in exchange for the Global Securities they are issuable only in registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000.

The Series Y Bonds, while in the form of Global Securities, may not be transferred except as a whole (1) by DTC to a nominee of DTC or (2) by a nominee of DTC to DTC or another nominee of DTC or (3) by DTC or any such nominee to a successor of DTC or a nominee of such successor. If (1) DTC is at any time unwilling or unable to continue as depository and a successor depository is not appointed by the Company within ninety days or (2) there shall have occurred and be continuing after any applicable grace periods an Event of Default under the Indenture with respect to the Series Y Bonds represented by such Global Security, the Company will issue certificated bonds in definitive registered form in exchange for the Global Securities representing the Series Y Bonds.

The Company may at any time and in its sole discretion determine not to have any Series Y Bonds in registered form represented by one or more Global Securities and, in such event, will issue certificated bonds in definitive form in exchange for the Global Securities representing the Series Y Bonds. In any such instance, an owner of a beneficial interest in the Global Securities will be entitled to physical delivery in definitive form of certificated bonds represented by the Global Securities equal in principal amount to such beneficial interest and to have such certificated bonds registered in its name.

In the event certificated bonds are issued in exchange for the Global Securities, the Series Y Bonds may be surrendered for registration of transfer as provided in Section 305 of the Mortgage Indenture at the corporate trust office of the Trustee at U.S. Bank Trust Company, National Association in Boston, Massachusetts or the corporate trust offices of its successors, and may be surrendered at said office for exchange for a like aggregate principal amount of Series Y Bonds of other authorized denominations. No charge, except for taxes or other governmental charges, shall be made by the Company for any registration of transfer of Series Y Bonds or for the exchange of any Series Y Bonds for such bonds of other authorized denominations.

Prior to due presentment for registration of transfer of this Bond, the Company and the Trustee may deem and treat the registered owner hereof as the absolute owner hereof, whether or not such Series Y Bond shall be overdue, for the purpose of receiving payment and for all other purposes, and neither the Company nor the Trustee shall be affected by any notice to the contrary. Neither the failure to give any notice nor any defect in any notice given to the holder of the Global Securities or Series Y Bonds not represented by a Global Security, will affect the sufficiency of any notice given to any other holder.

As provided in the Twenty-Eighth Supplemental Indenture, this bond shall be subject to redemption prior to maturity as follows:

Prior to the maturity date of the Series Y Bonds, the Company may redeem the Series Y Bonds at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount of the Series Y Bonds to be redeemed and rounded to three decimal places) equal to the greater of:

(1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined herein) plus 10 basis points less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the Series Y Bonds to be redeemed,

plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

“Treasury Rate” means, with respect to any redemption date, yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) - H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the maturity date of the Series Y Bonds (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life – and shall interpolate to the maturity date of the Series Y Bonds on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 TCM is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the maturity date of the Series Y Bonds. If there is no United States Treasury security maturing on the maturity date of the Series Y Bonds but there are two or more United States Treasury securities with a maturity date equally distant from the maturity date of the Series Y Bonds, one with a maturity date preceding the maturity date of the Series Y Bonds, and one with a maturity date following the maturity date of the Series Y Bonds the Company shall select the United States Treasury security with a maturity date preceding the maturity date of the Series Y Bonds. If there are two or more United States Treasury securities maturing on the maturity date of the Series Y Bonds or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error. The Trustee shall have no responsibility to calculate the redemption price.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of bonds to be redeemed.

In the case of a partial redemption, selection of the Series Y Bonds for redemption will be made by or pursuant to the applicable depositary’s procedures. No bonds of a principal amount of $2,000 or less will be redeemed in part. If any Series Y Bond is to be redeemed in part only, the notice of redemption that relates to the Series Y Bond will state the portion of the principal amount of the Series Y Bond to be redeemed. A new Series Y Bond in a principal amount equal to the unredeemed portion of the Series Y Bond will be issued in the name of the holder of the Series Y Bond upon surrender for cancellation of the original Series Y Bond. For so long as the Series Y Bonds are held by DTC (or another depositary), the redemption of the Series Y Bonds shall be done in accordance with the policies and procedures of the depositary.

On and after the redemption date interest will cease to accrue on the Series Y Bonds or portions thereof called for redemption. Prior to any redemption date, the Company is required to deposit with a paying agent money sufficient to pay the redemption price of and accrued interest on the Series Y Bonds to be redeemed on such date.

Any redemption may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, the completion or occurrence of a related transaction or event, as the case may be, and any notice of redemption made in connection with a related transaction or event may, at the Company’s discretion, be given prior to the completion or the occurrence thereof. If such redemption is subject to satisfaction of one or more conditions precedent, such notice will describe each such condition, and if applicable, will state that, at the Company’s discretion, the redemption date may be delayed until such time (including more than 60 days after the date the notice of redemption was mailed or delivered, including by electronic transmission) as any or all such conditions are satisfied (or waived by the Company in its sole discretion), or that such redemption may not occur and such notice may be rescinded in the event that any or all such conditions are not satisfied (or waived by the Company in its sole discretion) by the redemption date, or by the redemption date as so delayed, or that such notice may be rescinded at any time in the Company’s discretion if in its good faith judgment any or all of such conditions will not be satisfied. If any such condition precedent has not been satisfied, the Company shall provide written notice prior to the close of business on the business day immediately prior to the redemption date. Upon receipt of such notice, the notice of redemption shall be rescinded or delayed, and the redemption of the Series Y Bonds shall be rescinded or delayed as provided in such notice.

If this bond is called for redemption in whole or in part and payment is duly provided as specified in the Indenture, this bond, or the part thereof so called, shall cease to be entitled to the security of the Indenture, and from and after the date fixed in the call for such redemption, interest shall cease to accrue on this bond, or on such part so called; and if less than the whole principal amount hereof shall be called, the registered owner hereof shall, in addition to the sums payable on account of the part called, be entitled, at his option, to receive on surrender hereof one or more bonds of this series, of an aggregate principal amount equal to that part of the principal amount hereof not called and paid, or to present this bond for the notation hereon by the Trustee (or to make such notation in accordance with an agreement for payment of principal filed with the Trustee as provided in this bond) of the payment of the part of the principal amount hereof then called and paid.

If an Event of Default shall have occurred and be continuing, the principal of the Series Y Bonds may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture contains provisions permitting the Company and the Trustee to effect, by supplemental indenture, certain modifications of the Indenture without any consent of the holders of the bonds, and to effect certain other modifications of the Indenture, and of the rights of the holders of the bonds, with the consent of the holders of not less than a majority in aggregate principal amount of all bonds issued under the Indenture at the time outstanding, or in case one or more, but less than all, of the Series of said bonds then outstanding are affected, with the consent of the holders of not less than a majority in aggregate principal amount of said outstanding bonds of each Series affected.

No reference herein to the Indenture and no provision herein or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Series Y Bond at the time, place and rate, and in the coin or currency, herein prescribed.

No recourse shall be had for the payment of the principal of or premium, if any, or interest on this Series Y Bond, or for any claim based hereon, or otherwise in respect hereof or of the Indenture, to or against any incorporator or against any stockholder, director or officer, past, present or future, as such, of the Company or any affiliate of the Company, or of any predecessor or successor company, either directly or through the Company, or such predecessor or successor company or any trustee, receiver or assignee or otherwise, under any constitution, or statute or rule of law, or by the enforcement of any assessment or penalty, or otherwise, all such liability of incorporators, stockholders, directors or officers, as such, being waived and released by the holder and owner hereof by the acceptance of this Series Y Bond and as part of the consideration for the issuance hereof and being likewise waived and released by the terms of the Indenture.

[END OF FORM OF REVERSE OF SERIES Y BOND]

SCHEDULE B

Description of Easements

Acquired

Since April 1, 2024

Book-Page	Grantor	Municipality	Date	Registry
3876/80	State of New Hampshire, Department of Transportation	Hooksett & Bow	12/4/2024	Merrimack
9846/215	Hudson Congregation of Jehovah’s Witnesses	Hudson	1/10/2025	Hillsborough
6546/2392	State of New Hampshire, Department of Transportation	Londonderry	5/9/2024	Rockingham
9807/345	City of Nashua	Nashua	10/1/2024	Hillsborough
1665/469	Gorham Land Company	Gorham	11/19/2024	Coos
4905/439	Donald Johnson, Jr. and Cheryl Johnson	Campton	11/21/2024	Grafton
9768/1052	Town of Litchfield	Litchfield	4/17/2024	Hillsborough
4913/52	Great River Hydro, LLC	Littleton	10/15/2024	Grafton
1677/857	David & Margareth Day- Day Revocable Trust	Gorham	4/10/2025	Coos
3859/1134	Dead Water LLC	Pembroke	6/20/2024	Merrimack
3862/2246	Dead Water LLC	Franklin	7/26/2024	Merrimack
4865/1	Patricia Correnti Brown Living Trust, u/t/a dated August 17, 2009	Bethlehem	5/8/2024	Grafton
3851/872	Town of Canterbury	Canterbury	03/14/2024	Merrimack
4905/759	Dead Water LLC	Bridgewater	11/22/2024	Grafton
3870/2335	Nancy L. Bates & Aisha Karen Khan, as Trustees of the Bates-Khan Real Estate Trust	Wilmot	10/15/2024	Merrimack
6537/2298	Luke Zagar & Michelle Zagar	Deerfield	03/21/2024	Rockingham
5184/412	Peggy Li	Rochester	05/15/2024	Strafford

B-1

ENDORSEMENT

U.S. Bank Trust Company, National Association, Trustee, being the mortgagee in the foregoing Supplemental Indenture, hereby consents to the cutting of any timber standing upon any of the lands covered by said Supplemental Indenture and to the sale of any such timber so cut and of any personal property covered by said Supplemental Indenture to the extent, but only to the extent, that such sale is permitted under the provisions of the Mortgage Indenture as supplemented by the Twenty-Eighth Supplemental Indenture dated as of June 1, 2025.

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,

as Trustee as aforesaid

By:	/s/ Ivy L. Wegener
Ivy L. Wegener
Vice President

COMMONWEALTH OF MASSACHUSETTS	)
	)	ss: Suffolk
COUNTY OF SUFFOLK	)

Then personally appeared before me, Ivy L. Wegener, Vice President of U.S. Bank Trust Company, National Association, a national banking association, and acknowledged the foregoing instrument to be his free act and deed in his said capacity and the free act and deed of said association.

Witness my hand and notarial seal this 9th day of June, 2025, at Suffolk, Massachusetts.

Name:	/s/ Steven J. Gomes
Notary Public
My Commission Expires 4/6/29